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                                                                    EXHIBIT 5.1


                        [LETTERHEAD OF FOLEY & LARDNER]

                                 April 26, 2002

Liquidmetal Technologies
100 N. Tampa Street, Suite 3150
Tampa, Florida  33602

Gentlemen:

         We have acted as counsel to Liquidmetal Technologies (the "Company") in connection with the Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), including a related prospectus to be filed with the Commission pursuant to Rule 424(b) (the "Prospectus") under the Securities Act of 1933, as amended (the "Act"), and the public offering of up to 5,750,000 shares of the Company's Common Stock including: (i) 5,000,000 underwritten shares and (ii) up to 750,000 shares for which the underwriters have been granted an over-allotment option (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b)) (collectively, the "Shares").

         In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus and the Company's Amended and Restated Articles of Incorporation and Bylaws, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

         The opinions set forth in this letter are limited solely to the laws of the State of California and the federal laws of the United States of America, and we express no opinion as to the laws of any other jurisdiction.

         Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and related Prospectus, and upon payment and delivery in accordance with the applicable definitive underwriting agreement, will be validly issued, fully paid and nonassessable. We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ Foley & Lardner

                                    FOLEY & LARDNER